Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (No. 333-185948, 333-242359 and 333-273708) on Form S‑8 of Chuy’s Holdings, Inc., of our reports dated February 29, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Chuy’s Holdings, Inc., appearing in this Annual Report on Form 10-K of Chuy’s Holdings, Inc. for the year ended December 31, 2023.
/s/ RSM US LLP
Austin, Texas
February 29, 2024